Exhibit 99.1

Sequiam Completes Debt Restructuring

Sequiam Corporation (OTCBB: SQUM), announced today that it entered into two Restricted Stock Agreements with Nicholas VandenBrekel and Mark Mroczkowski, the Company’s CEO and CFO, respectively. The purpose of the agreements is to convert accrued salaries and interest of $1,764,178 owed to the officers into 7,056,712 restricted common shares. The Restricted Shares may not be sold, assigned, pledged, exchanged, or otherwise transferred, and must be forfeited to the Company if either officer terminates employment during the next eighteen months.

Also on May 17, 2006, Sequiam Corporation, entered into Amended and Restated Promissory Notes with Nicholas VandenBrekel and Mark Mroczkowski for a total of $411,000. Each note is for a term of eighteen months, bears interest at 6% and replaces demand notes previously issued in 2002 for the same amounts.

Mark Mroczkowski, CFO and Executive Vice President of Sequiam Corporation said, “Nick VandenBrekel and I are pleased to restructure these debts in a way that greatly improves the financial position of the Company. We have reduced current liabilities by more than $2 million and increased equity by approximately $1.7 million. This restructuring, together with the preferred stock offering that we recently completed, improves Sequiam’s balance sheet significantly from its financial position last reported in its recently filed Form 10QSB. Since then, current assets have increased $2.8 million from $0.6 to $3.4 million; total assets have increased from $3.0 to $5.8 million; current liabilities decreased by $2.0 million from $4.5 to $2.5 million and shareholders equity increased by $4.3 million.”

About Sequiam

Headquartered in Orlando, Florida, Sequiam Corporation develops, markets, and supports a portfolio of highly robust proprietary security, OEM and Biometric solutions. In addition, Sequiam provides research and development services for the biometric industry worldwide. Sequiam's solutions incorporate low cost, high volume manufacturing processes indicated for the consumer and small business markets.

Safe Harbor Statement - Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Sequiam Corporation, Orlando

Nick VandenBrekel, 407-541-0773

investor@sequiam.com

http://www.sequiam.com